                                                                    EXHIBIT 99.1

                      COLE NATIONAL AMENDS CREDIT AGREEMENT

         CLEVELAND, Ohio, Dec. 19, 2002 -- Cole National Corporation (NYSE: CNJ) announced today that it has amended covenants in its agreement with the bank lenders for its $75 million credit facility to accommodate anticipated changes in the accounting treatment for the sale of certain optical warranties and the auditing costs associated with restating the Company's financial statements.

         On November 26, 2002, Cole National announced a change in the timing of the recognition of revenue earned on the sale of optical warranties. The Company also announced that it would restate its historical financial statements. The Company immediately received a waiver through December 31, 2002 from its bank lenders. At the time, Cole National also announced that it anticipated concluding an amendment to its credit agreement prior to year-end.

ABOUT COLE NATIONAL

         Cole National Corporation's vision business, together with Pearle franchisees, has 2,178 locations in the U.S., Canada, Puerto Rico and the Virgin Islands, and includes Cole Managed Vision, one of the largest managed vision care benefit providers to approximately 94 million members with multiple provider panels and 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 781 locations nationwide, catalogs, and the Internet at WWW.THINGSREMEMBERED.COM. Cole also has a 21% interest in Pearle Europe, which has more than 1,145 optical stores in Austria, Belgium, Estonia, Finland, Germany, Italy, the Netherlands, Poland, Portugal, Russia and Sweden.


                                       5